Exhibit 99.1

SCIELE PHARMA, INC. ADOPTS
$40 MILLION SHARE REPURCHASE PROGRAM

ATLANTA (August 3, 2007) — Sciele Pharma, Inc. (NASDAQ:SCRX), a specialty pharmaceutical company, today announced that its Board of Directors has adopted a new share repurchase program, authorizing the repurchase of up to $40 million of its outstanding shares of common stock over the next twelve months.  The plan became effective on August 3, 2007.

Sciele Pharma may conduct its purchases in the general market and in privately negotiated transactions.  The repurchase program does not require Sciele Pharma to acquire any specific number of shares and may be terminated at any time.  The Company’s previous $30 million repurchase program expired on August 2, 2007, at which time approximately $8 million remained in authorized but unexecuted repurchases at termination.  Such unexecuted repurchases have expired.

Sciele Pharma, Inc. Background

Sciele Pharma, Inc. is a pharmaceutical company specializing in sales, marketing and development of branded prescription products focused on Cardiovascular/Diabetes, Women’s Health and Pediatrics. The Company’s Cardiovascular/Diabetes products treat patients with high cholesterol, hypertension, high triglycerides, unstable angina and Type 2 diabetes; its Women’s Health products are designed to improve the health and well-being of women and mothers and their babies; and its Pediatrics products treat allergies, asthma, coughs and colds, and attention deficit/hyperactivity disorder (ADHD). Founded in 1992 and headquartered in Atlanta, Georgia, Sciele Pharma employs more than 900 people. The Company’s success is based on placing the needs of patients first, improving health and quality of life, and implementing its business platform — an Entrepreneurial Spirit, Innovation, Speed of Execution, Simplicity, and Teamwork.

CONTACT: Sciele Pharma, Inc.
Joseph T. Schepers, 678-341-1401
ir@sciele.com